Exhibit 10.1
AMENDMENT NO. 5 TO EMPLOYMENT AGREEMENT
This AMENDMENT NO. 5 TO EMPLOYMENT AGREEMENT (“Amendment No. 5”) is entered into as of the 27th day of July, 2020, between COMCAST CORPORATION, a Pennsylvania corporation (together with its subsidiaries, the “Company”), and STEPHEN B. BURKE (“Employee”).
BACKGROUND
The Company and Employee entered into an Employment Agreement (the “Original Agreement”) dated as of December 16, 2009, as amended by Amendment No. 1 to Employment Agreement, Amendment No. 2 to Employment Agreement, Amendment No. 3 to Employment Agreement and Amendment No. 4 to Employment Agreement (collectively with the Original Agreement, the “Agreement”), and desire to further amend the Agreement as provided herein.
AGREEMENT
Intending to be legally bound hereby, the Company and Employee agree that, effective as of January 1, 2021, the following provisions of the Agreement shall be amended and restated in their entirety as follows:

1.	Clauses (a) and (b) of paragraph 1 of the Agreement shall be amended and restated to read in their entirety as follows:

(a)
Employee shall serve and the Company shall employ Employee in the position of Senior Advisor. Employee shall report directly to the Company’s Chief Executive Officer (currently Brian L. Roberts), in Philadelphia, Pennsylvania. The duties of Employee from time to time hereunder will be those assigned by the Company commensurate with Employee’s education, skills and experience.

(b)
Employee shall work part-time and during working hours devote Employee’s reasonable best efforts to the business of the Company in a manner that will further the interests of the Company. Without the prior written consent of the Company, Employee shall not work in self-employment nor, directly or indirectly, work for or otherwise provide services to or on behalf of any person or entity, other than the Company. Notwithstanding the foregoing, Employee may engage in non-compensatory civic and charitable activities with the consent of the Company, which consent shall not be unreasonably withheld or delayed.

2.	Paragraph 2 of the Agreement shall be amended and restated to read in its entirety as follows:

2.
Term. The term of this Agreement (the “Term”) shall be from January 1, 2021 (the “Commencement Date”) through the first to occur of: (a) the date Employee’s employment is terminated in accordance with Paragraph 6; or (b) December 31, 2025 (the date specified in subparagraph (b) above is referred to as the “Regular End Date”). Notwithstanding the end of the Term, the Company’s obligations to make any payments expressly set forth herein to be made after the Term, and the parties’ rights and obligations contained in Paragraphs 8, 9 and 10, shall be enforceable after the end of the Term.

3.	Paragraph 3 of the Agreement shall be amended and restated to read in its entirety as follows:

3.
Compensation. Employee’s cash compensation for each year during the Term shall be a Base Salary of $350,000. Base Salary, less normal deductions, shall be paid to Employee in accordance with the Company’s payroll practices in effect from time to time. During the Term, Employee shall be permitted, in accordance with the terms and conditions of the Company’s deferred compensation plans in effect on the date hereof, to redefer existing balances into any investment alternative other than the Income Fund, as defined therein, but shall not be entitled to participate in the Company’s annual Cash Bonus Plan or any grant programs under the Company’s Restricted Stock Plan or Stock Option Plan (or any successor equity-based compensation plans) beyond the first quarter of 2021.

4.	Other than as amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 5 as of the date first-above written.

COMCAST CORPORATION
By: /s/ Thomas J. Reid

EMPLOYEE:

/s/ Stephen B. Burke
Stephen B. Burke